Sterling Construction Company Inc (NASDAQ:STRL)
Q3 2017 Earnings Conference Call
October 31, 2017 9:00 AM ET
Executives
Jennifer Maxwell - Director of Investor Relations
Joe Cutillo - Chief Executive Officer
Ron Ballschmiede - Chief Financial Officer
Analysts
Brent Thielman - D.A. Davidson
Bobby Burleson - Canaccord Genuity
Sean Eastman - KeyBanc Capital Markets
Operator
Greetings and welcome to Sterling Construction's Third Quarter 2017 Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Jennifer Maxwell, Director of Investor Relations. Please go ahead.
Jennifer Maxwell
Thank you, Kevin. Good morning everyone and welcome to Sterling's third quarter 2017 earnings conference call. I am pleased to be here today with Joe Cutillo, Sterling's Chief Executive Officer and Ron Ballschmiede, our Sterling's Chief Financial Officer.
Joe will provide some commentary on the performance of the company and market trends. Ron will walk us through the detailed discussion of the financial results for the quarter and then we'll open the call for questions.
We would like to begin this call with an overview of the Company's Safe Harbor language. Some of the discussion today may include forward-looking statements. Actual results could differ materially from statements made today. Please refer to Sterling's most recent 10-K and 10-Q filings for a more complete description of risk factors that could affect these projections and assumptions. The Company assumes no obligation to update forward-looking statements as a result of new information, future events or otherwise.
And now, I would like to turn the call over to Joe.
Joe Cutillo
Thanks, Jennifer. Good morning everyone and thank you for joining us today. I would like to start off the call by saying how proud I'm of the entire Sterling team. And what a great job they did in the third quarter to deliver amazing results in some very adverse conditions.
Everyone is aware of the hurricane that hit Texas, but what most people are unaware of is the amount of time and effort that was made by the Texas team to ensure our employees and neighbors were taken care of during these devastating times.
While the Texas team was getting back on the feet, the remaining the Sterling teams stepped up to cover any potential shortfall. The combined quick recovery of the Texas team, the outstanding performance of the remaining Sterling business units and the record performance of our recent Tealstone acquisition enabled us to have the best earning quarter in over six years.
Compared to the third quarter prior year, our revenue was up 48%. Our gross profit was up 25%. Our net income was up 195% and our cash balance grew to over $66 million. We made our workplace safer by reducing our recordable's by 34% and having zero walk time incidents, overall a pretty amazing job.
Our overall market remains robust. Even though our total backlog drops in the third quarter, we bid on more jobs and won a higher percentage than the prior year. In addition, our mix of non-heavy highway backlogs grew to 40%. The main driver to the backlog drop was the mix of jobs bid compare to the 28% in heavy highway revenue in the quarter.
Looking ahead to the fourth quarter, which is our busiest bid quarter, we're currently working on over $1 billion of projects that we'll bid in the fourth quarter. Based on the scheduled bids and our historical win rates, I believe we'll end the year with a nice year-over-year increase in backlog.
Moving on to the full year, as a result of the strong third quarter results and fourth quarter outlook, we're raising our full year net income guidance range from 9 billion to 11 billion to 11 billion to 12.5 billion.
Now, I'd like to turn it over to Ron to discuss our full year and the results in more detail.
Ron Ballschmiede
Thanks, Joe and good morning everybody. I'm pleased to discuss another strong quarter of operating results, the strongest quarterly performance in over six years. As a reminder, our 2017 financials include the financial results for Tealstone acquisition since its close date of April 3, 2017. I'll be discussing the specific Tealstone financial performance shortly.
Additionally, beginning with the acquisition, we move from our historical single reporting segment presentation to two segments, Heavy Civil Construction and Residential Construction. Heavy Civil Construction contains our historical single reporting segment plus the commercial construction business of Tealstone. The Residential Construction segment includes Tealstone's residential concrete slab foundations for single family homes.
At September 30, 2017 our Heavy Civil Construction segment backlog was $804 million, compared to $823 million at the beginning of 2017. The gross margin on our September 30, 2017 backlog was 8.4%, compared to 8.2% at the beginning of the year.
We finished the quarter with total backlog, including projects where we were the apparent low bidder, but contracts were not yet signed, totaling $912 million, with an overall gross margin of 8.5%. Just a remainder that our backlog figures are comprised entirely of Heavy Civil Construction projects. Residential Construction does not report backlog, reflecting the short term performance cycle of residential slabs, which is typically less than two weeks.
Our book-to-burn factor was 94% and 52% for the nine months and three months ended September 30, 2017 respectively. Our low third quarter 2017 book-to-burn factor reflects the significant revenues generated by several Rocky Mountain area construction contract, which were awarded in late 2016 and early 2017, coupled with the late bidding on projects in Texas resulting from hurricane Harvey.
As Joe mentioned, we're bidding on numerous significant opportunities in the fourth quarter, which if we're successful would result in an improved backlog position at the end of the year. Our total revenue for the third quarter of 2017 was $304 million, 98.6 million or 48% higher than the third quarter of last year. This increase reflects strong growth in the Heavy Civil market as well as the residential market.

Heavy Civil Construction revenues increased $57 million or 28%, compared primarily due to an uptick in several projects. The $41 million increase in revenue coming from the Residential Constructions segment for the third quarter resulted from the Tealstone acquisition. The residential market continues to see steady growth in the low double digit range.
Dallas housing starts increased 13% in the third quarter of 2017 over the same quarter in 2016. Our principal operating market for the Residential Construction business continues to perform in excess of the aforementioned market growth rates.
Gross profit was $30.6 million in the quarter, an increase of $14 million from the prior year third quarter. Gross margin grew 200 basis points to 10.1%, primarily as a result of the acquisition of Residential Construction, which provided approximately 160 basis points of that increase. The balance derived by higher gross margins from Heavy Civil Construction project segment.
G&A expense was $13.1 million or 4.3% of revenues. And third quarter 2017 G&A expense increased $4 million over the comparable 2016 period, while the percentage of revenue decreased 13 basis points. The Tealstone acquisition added $2.3 million of G&A expense, the remaining increase resulted from increased recruiting and pre-bid contract cost. The pre-bid cost relates to several large projects, which we're bidding in the fourth quarter of 2017.
Third quarter operating expense was $4.9 million, compared to $3.8 million in the prior year. The increase was primarily due to increased earnings from for two 50% owned subsidiaries. Interest expense for the quarter was $3.6 million versus $0.5 million in the same quarter of 2016, reflecting the acquisition related financing.
Finally, non-controlling owners' interest totaled $1.7 million for the third quarter of 2017. The $954,000 increase over the third quarter of '16 is a reflection of additional increased activity related to our Rocky Mountain construction joint venture projects.
The net effect of all these items resulted in third quarter net income attributed to Sterling's common stockholders of $7.1 million and a net income per diluted share of $0.26, compared to the third quarter of 2016 income of 2.4 million or $0.10 per share.
By many measures the Tealstone acquisition has been a quick success. One additional measure from a financial perspective is that for the third quarter the results of the Tealstone business was accretive to our net income per diluted share by approximately $0.10. Importantly, our legacy Heavy Civil business also produced significantly improved net income of $4.1 million, an increase of 68% over the comparable 2016 period.
Moving to our balance sheet, we ended the quarter with a cash balance of $66.5 million, compared to 60 million at the second quarter of 2017. This amount includes our corporate cash balance of $30.7 million, $20.7 million of cash accumulated for our two majority owned construction joint venture projects and the remaining balance of 15.1 million attributable to our less than wholly owned subsidiaries. Our debt totaled $88.6 million at the end of the third quarter, primarily consisting of our five year $85 million term loan.
Shifting to our guidance for the full year, we are increasing our revenue guidance to a range of $915 million to $935 million. We are also increasing our net income attributable to common stockholders to $11 million to $12.5 million, from our previous guidance range of $9 million to $11 million. We expect our weighted average diluted shares outstanding to be 27.4 million shares in the fourth quarter and 26.6 million for the full year ended December 31, 2017.
Now, I'll turn the call back to Joe.
Joe Cutillo

Thanks, Ron. Overall we are pleased with the financial results and the progress we made towards transforming the business in the third quarter. As we go into the fourth quarter, we will remain focused on executing our three phase strategy and further prepare for 2018. For the first phase of the strategy, solidifying the base, we will remain disappointed at the table and continue our focused efforts to reduce cost and optimize our asset base in business lines.
We will increase our focus on human capital at all levels and have programs to recruit, develop and retain the best talent in the industry, as seen in our recent announcement of Rich Chandler our new General Counsel.
The second phase of the strategy, growing high margin products, we have improved the mix of non-heavy highway backlog to 40% and are on track to have 50% of our revenues in 2019, come from non-heavy highway work.
The final phase, expansion into adjacent markets, we continue the integration of Tealstone and are focused on the expansion of that business into the Houston market during the first half of 2018. In addition, we continue to look for incremental adds or opportunities in these adjacent markets that fits within our strategy.
With that we would be happy to take your questions.
Question-and-Answer Session
Operator
Thank you. We'll now be conducting your question-and-answer session. [Operator Instructions] Our first question today is coming from Brent Thielman from D.A. Davidson. Please proceed with your question.
Brent Thielman
Thanks, good morning, great quarter. Joe, heard a lot about the terrible weather in Dallas, in the first couple of months in the quarter. Your contributions were great, just curious to have that impacted Tealstone.
Joe Cutillo
Yeah, hats off to the Tealstone team, the quarter started off really rock for them, one of the worst rains in months and more than a month, a couple of months in many years. But, the team really picked it up strong, worked through weekends to get the customers back on track, and the business back on track, and we recovered really well through the quarter. So, Brent, it's kind of said in the overview, but really I got the ladder up by all elements of business in this quarter to overcome some adverse conditions in the multiple markets.
Brent Thielman
Sure, okay. Joe, you mentioned, TxDOT missed in part in recent activity, I guess how about some body other markets here in, it sounds like 4Q to be a busy schedule in terms of bidding opportunities, is it predominantly Texas, or kind of a combination of markets year end?
Joe Cutillo
Yeah, the Texas market, we've seen the bid activity pick up nicely in the fourth quarter, but through the mountain stage Brent, we have several very, very nice designed build projects that we will have a combination designed build and some joint ventures that all seem to hit the fourth quarter and first quarter of 2018. So, we are pretty optimistic on those markets and seen the best bid activity in Utah and Colorado that we've seen in probably five or six years.
Brent Thielman

Okay, that's great. One more if I could, the Houston rollout of Tealstone, I mean I know you want to careful about how you going to execute this, any financial targets or are you looking ahead or rolling the share?
Joe Cutillo
We are in the process of finalizing plans for 2018, as you can imagine. But, so far, the reception we've seen from the key customers in the Dallas market, which are the four piece accordance in the history makers of the world, have been very cordial and receptive of us coming into the Houston market. We've added, what is taken one of our best high potentials internally and put them on the team and hired one individual from the outside to start building the team out for the Houston market. They are located in Houston as we speak and laying the ground work for our first slabs, hopefully by the end of the first quarter 2018.
Brent Thielman
Okay, thank you.
Operator
Thank you, our next question is coming from Bobby Burleson from Canaccord Genuity. Please proceed with your question.
Bobby Burleson
Yeah, good morning. So, I'm serious; you guys were talking labor shortages in the Houston market, particularly for construction. I am wondering how you guys are addressing that and whether or not you have any advantage you're having tried to kind of prepare your answers Tealstone expansion a little earlier on?
Joe Cutillo
Yeah, the labor market through the Tealstone piece is very different from the labor market for our Heavy Civil side with a little more skill on the operator piece. Couple of things, to date we've been fine, we certainly see the market tightening, the way that we measure that is, if it normally took us say five days to fill an open position for an operator, it's now taking us eight to ten days to do that. So, we are certainly seeing the market tightening. But, in parallel, one of the things that I touched upon as we are go into 2018 is, we are spending a lot of time, putting together, what we call a human capital strategy and that's not only for the operator, but it goes through the operations.
We are working, we've got a program that we are putting in place in Texas, we were working back with the high schools and some of the community colleges to start developing the next generation of operators early on. So, if this line continue to tighten or populating some of the pool with those into the jobs, but later frankly, over the next two years, if another infrastructure build comes through, certainly it's going to be tight, and it's going to be a tougher thing and a bigger challenge for us. But, right now we are fine cross the country, but we certainly see it tightening.
Bobby Burleson
Okay great, that's helpful. And just switching to the heavy civil opportunity, say your rebuild, wondering if you could give us any kind of metrics there in terms of the scale of the rebuilding efforts, maybe relative to past hurricanes that you guys experienced?
Joe Cutillo
Ron, do you want to handle it.
Ron Ballschmiede

Sure, so far we've received some, what we call the emergency type work, those projects tend to start with a pretty small number and by example of $250, 000 task if you will and they tend to expand as the teams are in the field and move forward. So, we probably suffered cost out of the hurricane of somewhere in the million dollar range in our Texas market, which was really driven by the Houston and Gulf Coast side. And, we probably made a good part of that up in the third quarter and expect to recover the rest before the end of the year. So, those aren't huge jobs, but they come in small chunks and pretty easy to execute and get on with. The larger projects are pretty much undefined still. If we haven't - we haven't got power enough long or perhaps Texas has got power enough long to scope out, engineer and prepare for the bridge, at this point in time. We know there's a lot out there, we've told some inspections going on, bridges and other places, but I'm not sure we have a beat on how big that could be.
Joe Cutillo
Yeah, they are just starting, Bobby. Last week they had a big conference down in Houston, where they were calling together multiple entities, to really look at what happened with the event and what they can do, to prevent a lot of the areas from flooding. Obviously, if you get 50-inches a rate in two days, you are not going to prevent everything from flooding, but there are certainly a lot of bigger projects, longer term projects, they've been talking about for several years, and I think this has been brought in to the forerun. I don't think realistically, we'll see those projects coming out until, probably mid '18 or so. But, the good news is, they are talking about that and the types of projects that would be needed if they are related to storm water and underground really fits our sleeves up well in the Houston market.
Bobby Burleson
Great and thank you and just if I could sneak one more in there, in terms of the bid environmental process, which of is re-construction do you think, it will be the standard kind of process, or do you think that'll be some more kind of expediting allocating jobs to folks like yourselves and have assets in the area, a little bit more expressively, yeah.
Joe Cutillo
Yeah, I think for the short term emergency work, your ladder example is exactly what's happened, in, what they do is they need to get stuff done quickly, not allowed to stand to put a lot of scope in design and bidding. So, those are what Ron talked about, they start out saying, come out and here's $250, 000 to get started and they grow from there. We currently have about $4 million to $5 million of jobs in that sort of category. The larger jobs if they were going to re-size the storm water system through a part of Houston, that's going to take a little longer because we'll have to back and do the design. Of that, and those who come out is a more standard bid and more standard bid process.
Bobby Burleson
Okay, thank you and congratulations on the strong results.
Operator
Thank you, our next question today is coming from Sean Eastman from KeyBanc Capital Markets. Please proceed with your question.
Sean Eastman
Hi team congrats on the great quarter, you guys gave some color on '18 in the press release, so, I just wanted to get maybe a little bit more color on that. Just to start on your comments about the mid-high single digit relativity we'll go for '18, I'm just wondering is that an organic outlook. And, if you could provide a little more color, the moving price in there, how Tealstone is going to grow verses the legacy business that we have formed?

Joe Cutillo
Yes, sure Sean, I'll let Ron talk in more detail, but let me give you some overall cover of what we see for 2018. And having said your side, we're seeing the continuation of the past act, if you kind of let that across the country it's 3% to 5%. We are seeing a little bit better market growth in some of our core markets than that. The dollars market continues to be extremely strong, we are just receiving all of the 2018 forecasts for party customers up in that market. And that certainly looks like that will continue to grow, and we are all callback loaded mid double digit growth rates into 2018, and we'll get a little bit of pickup from the expansion into the Houston market in 2018 as well.
Sean Eastman
Ron you want to give some more in detail on that, the elements of the numbers?
Ron Ballschmiede
Sure, I think that the one thing that we'll be cautious over here, one of the key reasons the Tealstone is so successful is that the way they serve customers and so, that's the most important opportunity and head-risk I think as we move into territory. So, we'll be very delivered on growing Houston and giving our large customer to sing service that they demand that we give them in the Dallas market. So, we'll give you more data once we start giving a better feel for how that business is going to ramp up. So right now, it's so really in the planning with the customer mode pretty much, and we'll be pouring some slabs shortly.
The rest of the - if you go around the geographies, certainly we talked about the opportunities in the Rocky mountains. Those are nice projects, multi-year projects, we have a partner and several of them, but, that's drive some broke in there, continued drive some broke in that market, will be finishing one of the large projects here by the end of the year, pretty much dressed up, and the other one could continue on to next year. So, we've got a pretty slow phase to work of that.
Moving around a little bit and talking about Texas already, California is coming back, at a regular phase. I don't think we've seen anything crazy or extraordinary there, but the work is good and we do a pretty good job of getting markets outside, or getting projects outside every single side of the distance. The one area that continues to be a little slower is Nevada. And, we continue to believe that would be influence of new companies and people moving into particularly Rhino in that area that we'll see some pickup in some point in time. But, right now, the bidding activity in that part of the world, or can I say is pretty slow, so all that probably equates to the kind of percentage that Joe was talking about.
Sean Eastman
Okay, that's up, I think one interesting part of the revenue outlook is just how the Rocky Mountains region is going to play a role, and it sounds like a lot of the bigger stuffs that you guys are hoping to book next quarter will be JVs partnership type of arrangements. So, if that contribution is bigger for next year, what should we be thinking about in terms of those other income lines and non-controlling interest lines, which can have a pretty meaningful impact depending on that mix in the top line?
Joe Cutillo
Sure Sean, in 2017 we talked about our man controlling expense if you well take to the bottom-line of the income statement, totally some will join forth $5 million, it's a large number, basically we didn't get it. Because if that number is big, [indiscernible] if you do the math a lot larger. So, we don't really have, yeah I wouldn't say, until we get it awarded from these projects, I'm not trying to get yet at 2018 numbers, but without them it sure should be three to five, three broad range, but, it's still got some more to do on those projects. And, they are all little bit different, so the authority answered in total, what we know is that the great market it fits our entity that takes care of that part of the world, RLW to be very well. They are very capable of doing this, and they get very strong partners, that join up in these large projects. So, it's really double swap.
Ron Ballschmiede
Yeah and I think the other thing to keep in mind Sean, these projects paid our RLW business very well, but not only are they great opportunity for next year, some of these projects are two and three years more. So, they really simplify that business over the next couple of years.
Sean Eastman
Okay, that's great and then maybe just shifting over the margins, you guys also indicated that it's like you'll get some good margin expansion next year. You're obviously folding in a full year of Tealstone and some strong growth for Tealstone next year is going to be a tailwind there. But, just wondering about some of the moving projects for the legacy business, margin performance, it's been mentioned that teams like the labor markets tightening, how big of the risk is that to executing on that 8.5% margin in backlog right now. And, maybe what kind of cost leverage do you guys have left in the Texas business that could potentially pull and squeeze a bit more margin there?
Joe Cutillo
Well, couple of things, that will help you feel a little bit better, all the bids that we are putting out today we are factoring in, our best estimate, what we think labor inflation rates, could potentially be. Especially on the jobs that go on through the time, so, we are covering a fair amount of that. The bigger risk is if labor gets tight and you are trying to get them altogether. But, we have put in factors for both raw materials that we trend the raw materials, we trend fuel, trend labor and we are full actively factoring those into it. So, we anticipate with the margin will continue to pick up into 2018 as a result of the higher bid margins and better execution we've had to date and we will continue to see benefits of that as we go forward.
Ron Ballschmiede
It's interesting we entered the year with about, with an average backlog close margin of 8%. Our expectation this year by the time we get the end of it, we'll be right at that number, slightly better. So, we'll be entering and if statistical remains we have 8.5 in our total backlog right now. You would expect close to that average number, everything else being equal for the full year. Obviously, we'll continue to have seasonality and we don't expect interesting, to tell you about 2018. We don't expect the seasonality to change significantly as it relates to which quarters are the best to the slots. We continue expect the busiest quarter to be the third quarter, followed by the second, followed by the fourth, followed by the first being the slowest and I think we now have a mix of business and backlog that we hope our numbers are able to, make some money in each of the quarters, as opposed to start of the whole which tend to do in, if you don't have alternatives to do something snow bounce season s in four months.
Joe Cutillo
Yeah, the other piece I would add Sean is, we still believe we've got $1million to $2 million of incremental leverage in cost, we can get into Texas market, as we continue to refine the cost structure in some of the asset base there, so we saw some willing together as well.
Sean Eastman
Okay, really helpful this much today guys, and congrats again on the big quarter, thanks very much.
Operator

Thanks, our next question is a follow-up from Brent Thielman from D.A. Davidson, please proceed with your question.
Brent Thielman
Hey, thanks, gentlemen. One more on that, the gross margin I backlog obviously continues to get better, I know, this is going to be kind of an ongoing self-improvement process, but as if you look at work, you're wending today, anyone can talk about how much of that Sterling emphasis on the right job verses industry capacity absorption, and kind of better margin?
Joe Cutillo
Yeah, I'd like to tell you as Ron, it's a combination of all of the above. In each markets it's a little different, the Texas market still toppers than some of the other markets as now the move is quickly on the pricing. So, we'll tell you in the Texas market it's more around discipline in picking the right jobs. As, we go to some of the other markets, we are seeing the so called the base line price, go up for those as we talk many times of the past, every quarter we measure what we leave on the table, or when it dips, and if we lose how much we are losing buy. And, we continue to refine that, every quarter point we can get out of that stream, every quarter point is money for us. So, we'll continue to drive that, we're waiting patiently for the Texas market to respond like some of the other markets we believe that we own. This seems to be lagging a little bit, but we've seen some rise move that's west of Texas.
Brent Thielman
Okay, thanks guys.
Operator
Thank you. We've reached end of our question-answer-session. I'd like to turn the floor back over to Joe for any further or closing comments.
Joe Cutillo
Great, thanks again everyone for joining our call today. If you wish to schedule a call, please feel free to call our Director of Investor Relations, Jennifer Maxwell, or partners of the Equity group. Their contact information can be found at the bottom of the Press release. Again thanks everyone and have a great day.
Operator
Thank you. That does conclude today's teleconference. You may disconnect your line at this time and have a wonderful day. We thank you for your participation today.
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